Exhibit 99.1

LAKELAND FINANCIAL CORPORATION

401(k) PLAN

FINANCIAL STATEMENTS

December 31, 2006 and 2005

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

Warsaw, Indiana

FINANCIAL STATEMENTS

December 31, 2006 and 2005

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS	2

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS	3

NOTES TO FINANCIAL STATEMENTS	4

SUPPLEMENTAL SCHEDULE

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)	10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee and Plan Administrators

Lakeland Financial Corporation

401(k) Plan

Warsaw, Indiana

We have audited the accompanying statements of net assets available for benefits of the Lakeland Financial Corporation 401(k) Plan ("Plan") as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year), is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the 2006 basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2006 basic financial statements taken as a whole.

Crowe Chizek and Company LLC

South Bend, Indiana

June 8, 2007

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

December 31, 2006 and 2005

	2006	2005
ASSETS

Investments, at fair value (Note 4)	$ 34,321,712	$ 29,507,123

Receivables
Accrued income	940	119,179
Other	262,067	-
Total receivables	263,007	119,179

Total assets	34,584,719	29,626,302

LIABILITIES

Payable for investments purchased but not received	4,196	477,808
Total liabilities	4,196	477,808

NET ASSETS AVAILABLE FOR BENEFITS	$ 34,580,523	$ 29,148,494

See accompanying notes to financial statements.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Year ended December 31, 2006

Additions to net assets attributed to:
Investment income
Net appreciation in fair value of investments (Note 4)	$ 5,769,629
Interest	78,046
Dividends	904,489
6,752,164

Contributions
Employer	831,571
Participants	1,279,740
Rollovers	9,864
2,121,175

Total additions	8,873,339

Deductions from net assets attributed to:
Benefits paid directly to participants
or their beneficiaries	3,440,647
Administrative expenses	663

Total deductions	3,441,310

Net increase	5,432,029

Net assets available for benefits beginning of year	29,148,494

End of year	$ 34,580,523

See accompanying notes to financial statements.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 1 - DESCRIPTION OF PLAN

The following description of the Lakeland Financial Corporation 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General: The Plan is a defined contribution 401(k) profit sharing plan covering substantially all employees of Lakeland Financial Corporation (“LFC”) and its subsidiary, Lake City Bank (collectively, “employer”). An employee becomes eligible to enter the Plan on January 1, April 1, July 1 and October 1 following attainment of age 18 and completion of one month of service.

The Plan was originally adopted December 13, 1983 and has been amended. Effective October 10, 2000, the Plan was amended and restated. The provisions of the amended and restated Plan state that the employer each year may set the matching percentage as well as any discretionary contributions. The amended and restated Plan also does not permit loans to plan participants. Effective January 1, 2001, the Plan was further amended. The provisions of the amended Plan state the matching contributions shall be allocated to participants who have completed at least one hour of service during the Plan year. Effective January 1, 2003, the Plan was further amended. The January 1, 2003 amendment states that employees become eligible to participate in the Plan following attainment of age 18 and completion of one month of service. Information regarding the changes to the Plan is provided for general information purposes only. Participants should refer to the amended and restated Plan agreement for a more complete description of the Plan’s provisions. The Plan provides for retirement, death, disability and termination benefits, and it is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Investment Funds: The Plan consists of 22 funds, or investment options, one of which is invested primarily in LFC common stock. Ten of the funds are “Fidelity Freedom” funds that are targeted retirement funds consisting of blends of equities and fixed income securities. The “Artisan Mid Cap Fund”, “Royce Low Priced Stock Fund”, “American Century Large Company Value Fund”, “Fidelity Contrafund”, “Fidelity Value Fund”, “Fidelity Capital Appreciation Fund”, “Fidelity Small Cap Stock Fund” and “Fidelity Spartan US Equity Index Fund” are invested primarily in common and preferred stock. The “Fidelity US Bond Index Fund” is invested primarily in fixed income securities. The “Fidelity Retirement Money Market Fund” is invested primarily in short-term fixed income investments having maturities of one year or less, and the “Fidelity Diversified International Fund” is invested primarily in foreign common stocks.

(Continued)

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 1 - DESCRIPTION OF PLAN (Continued)

A participant's salary redirection is invested in any of the funds offered at the participant’s discretion. Employer matching contributions are initially invested in employer stock. Participants may redirect the matching contributions at their discretion.

Participant Accounts: Each participant's account is credited with the participant's contribution and an allocation of (a) the employer’s contributions, (b) Plan earnings and (c) forfeitures of non-vested balances of accounts of participants who have left the plan. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Contributions: The Plan provides that participants may make voluntary pre-tax contributions to the Plan in amounts equal to the maximum amount allowable under the Internal Revenue Code ($15,000 in 2006). Each year the employer may set a matching percentage of up to 6% of a participant’s compensation, as well as make discretionary contributions. For 2006, the matching percentage was set at 90% of the first 6% of compensation an employee contributes to the Plan as a voluntary pre-tax contribution. In addition, no discretionary contributions were made.

Retirement, Death and Disability: A participant is entitled to 100% of his or her account balance upon retirement, death or disability.

Vesting: Participants are 100% vested in salary deferral contributions. Employer contributions vest according to a five-year graded schedule.

Payment of Benefits: On termination of service, a participant may elect to receive either a lump sum or a direct rollover equal to the value of his or her vested interest in the account. For distributions of LFC common stock, distributions are made in stock or cash at the participant’s option, with the exception of fractional shares which are paid out in cash. Distributions out of the other funds are made in cash.

Loan Provisions: Prior to the restatement of the Plan effective October 10, 2000, participants were able to borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50 percent of their vested account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at rates equal to the prime interest rate stated in the Wall Street Journal plus 1% at the date the participant applied for the loan.

(Continued)

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The policies and principles which significantly affect the determination of net assets and results of operations are summarized below.

Accounting Method: The accounting practices and principles followed by the Plan and the methods of applying those principles conform to accounting principles generally accepted in the United States of America. The financial statements are prepared using the accrual basis.

Investments Valuation and Income Recognition: Investments are stated at fair value. The fair values of mutual fund investments and LFC common stock are based upon quoted market prices. Money market fund investments and participant loans are reported at cost, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation (Depreciation) in Fair Value of Investments: In accordance with the policy of stating investments at fair value, net unrealized appreciation (depreciation) for the year along with gains and losses on sales of investments are reflected in the statement of changes in net assets available for benefits as net appreciation (depreciation) in fair value of investments. Unrealized appreciation (depreciation) for investments held as of the end of the current fiscal year is the difference between the current value of those investments and the value of those investments as of the end of the prior fiscal year or the purchase date for investments purchased during the year.

Administrative Expenses: Trustee expenses have been waived by Lake City Bank, the Plan Trustee.

Estimates: The preparation of financial statements in conformity with United States generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, and actual results may differ from these estimates. It is at least reasonably possible that a significant change may occur in the near term for the estimates of investment valuation.

Concentration of Credit Risk: At December 31, 2006 and 2005, the majority of the Plan's assets were invested in LFC common stock.

Risk and Uncertainties: The Plan provides for various investment options including any combination of certain mutual funds, stocks, and money market funds. The underlying investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

changes in the values of investment securities will occur in the near term and that such changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits and participant’s individual account balances.

NOTE 3 - PLAN TERMINATION

Although it has not expressed any intent to do so, LFC has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of termination, participants will become 100% vested in their accounts.

NOTE 4 – INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan’s net assets.

	December 31,
	2006	2005

LFC common stock, 985,797 and
1,028,110 shares, respectively	$ 25,167,397	$ 20,757,541
Fidelity Retirement Money Market,
1,550,933 and 1,787,509 shares, respectively	$ 1,550,933	$ 1,787,509

The following table presents the net appreciation (depreciation) (including investments bought, sold and held during the year) in fair value for each of the Plan's investment categories for the year ended December 31, 2006.

Mutual funds	$ 835,949
LFC common stock	4,933,680

$ 5,769,629

All of the Plan's investments are uninsured.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 5 - PARTY-IN-INTEREST TRANSACTIONS

Parties-in-interest are defined under Department of Labor Regulations as any fiduciary of the Plan, any party rendering service to the Plan, the employer, and certain others. At December 31, 2006 and 2005, certain investments of the Plan are shares of mutual funds offered by Fidelity Investments and money market funds offered by Fidelity Management Trust Company (collectively, Fidelity). Fidelity is the Plan trustee and, therefore, these transactions and the payment of trustee fees to Fidelity qualify as party-in-interest transactions. Fees paid by the Plan to Fidelity for accounting services amounted to $663 for the year ended December 31, 2006. The Plan also invests in shares of common stock issued by Lakeland Financial Corporation, which qualifies as a party-in-interest investment. Further, participant loan transactions and investments are also party-in-interest transactions.

During 2006, the Plan purchased 75,400 shares of Lakeland Financial Corporation common stock at a cost ranging from $21.20 to $25.94 per share. In 2006, the Plan sold 115,136 shares of Lakeland Financial Corporation common stock at a sales price ranging from $22.03 to $26.14 per share and distributed 2,577 shares of common stock to employees due to termination or retirement. All share and per share data has been adjusted for a 2-for-1 stock split on April 28, 2006.

At December 31, 2006 and 2005, the Plan held the following related party investments (at estimated fair value):

2006:

Lakeland Financial Corporation common stock – 985,797 shares	$25,167,397

2005:

Lakeland Financial Corporation common stock – 1,028,110 shares	$20,757,541

NOTE 6 - TAX STATUS

The Plan is maintained using a prototype plan document sponsored by Fidelity Management & Research Company. The Internal Revenue Service has ruled in a letter dated December 5, 2001, that the prototype plan qualifies under Section 401 of the Internal Revenue Code (IRC) and is, therefore, not subject to tax under present income tax law. The plan administrator believes that the Plan is being operated in compliance with applicable requirements of the IRC.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE 7 - TERMINATED PARTICIPANTS

Included in net assets available for benefits are amounts allocated to individuals who have withdrawn from the Plan and requested a distribution prior to year-end. Amounts allocated to these participants were approximately $249,983 and $452,357 at December 31, 2006 and 2005.

SUPPLEMENTAL INFORMATION

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2006

Name of Plan Sponsor:	Lakeland Financial Corporation
Employer Identification Number:	35-1559596
Three-digit Plan Number:	004

		(C)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)(1)	Current
(a)	Lessor, or Similar Party	Par or Maturity Value	Cost	Value

	Money market accounts:
*	Fidelity Management	Retirement Money Market
	Trust Company	1,550,933 units		$ 1,550,933
				$ 1,550,933

	Mutual funds:
	Artisan Partners	Artisan Mid Cap Fund
		11,797 units		359,351
	Royce Funds	Royce Low Price Stock Fund
		37,191 units		625,932
	American Century	American Century Large
	Investments	Company Value Fund
		42,577 units		322,732
*	Fidelity Investments	Fidelity Contrafund
		7,894 units		514,694
*	Fidelity Investments	Fidelity Value Fund
		6,228 units		501,991
*	Fidelity Investments	Fidelity Capital
		Appreciation Fund
		26,234 units		711,200
*	Fidelity Investments	Fidelity Diversified
		International Fund
		20,067 units		741,460
*	Fidelity Investments	Fidelity Small Cap Stock Fund
		20,883 units		396,990
*	Fidelity Investments	Fidelity Freedom Income
		1,478 units		17,061
*	Fidelity Investments	Fidelity Freedom 2000
		633 units		7,892
*	Fidelity Investments	Fidelity Freedom 2010
		22,771 units		332,909

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

              SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2006

Name of Plan Sponsor:	Lakeland Financial Corporation
Employer Identification Number:	35-1559596
Three-digit Plan Number:	004

		(C)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)(1)	Current
(a)	Lessor, or Similar Party	Par or Maturity Value	Cost	Value

*	Fidelity Investments	Fidelity Freedom 2020
		28,676 units		445,345
*	Fidelity Investments	Fidelity Freedom 2030
		14,149 units		226,807
*	Fidelity Investments	Fidelity Spartan US Equity Index
		5,421 units		272,035
*	Fidelity Investments	Fidelity US Bond Index
		53,827 units		584,558
*	Fidelity Investments	Fidelity Freedom 2040
		39,573 units		375,152
*	Fidelity Investments	Fidelity Freedom 2005
		6,719 units		78,002
*	Fidelity Investments	Fidelity Freedom 2015
		50,654 units		617,984
*	Fidelity Investments	Fidelity Freedom 2025
		25,123 units		320,817
*	Fidelity Investments	Fidelity Freedom 2035
		11,310 units		149,178
				7,602,090
*	Lakeland Financial	Corporation Common Stock
		985,797 shares		25,167,397

*	Participants	Loans to Participants
		Interest rate 9.5%		1,292

				$ 34,321,712

*	Denotes party-in-interest
(1)	Cost is not presented as all investments are participant directed investments.